KCSA
PUBLIC RELATIONS
WORLDWIDE                                                News

Public and Investor Relations, Corporate and Marketing Communications

FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Announces Closing of its Media Buying Subsidiary

NEW YORK, June 23, 2006 – 4Kids Entertainment, Inc. (NYSE: KDE) a global provider of children’s entertainment and merchandise licensing, today announced that it will be closing the business of its media buying subsidiary, The Summit Media Group, Inc. (“Summit) as of June 30, 2006. The business of Summit has been transferred to The Beacon Media Group L.L.C. (“Beacon”) in exchange for certain payments to be made by Beacon and Summit’s agreement to discontinue its unfair competition lawsuit against Beacon and several of its principals.

        “The winding up of our media buying business will enable 4Kids to further reduce costs and to focus on the core businesses of 4Kids, merchandise licensing and television production and distribution, and on the development of digital content” said Alfred R. Kahn, Chairman and Chief Executive Officer of 4Kids Entertainment. “Although over the years, Summit has contributed revenue and profits to 4Kids, Summit’s margins have been under increasing pressure. We expect to redeploy the capital and the management time previously devoted to Summit into other, potentially more profitable business initiatives for 4Kids” said Kahn.

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web site at www.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.